UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2004

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

28903 North Avenue Paine
Valencia, California	91355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (661) 775-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

1.

Item 1.01 Entry into a Material Definitive Agreement.

     On December 31, 2004, MannKind Corporation and Vaupell, Inc. entered into a Supply Agreement pursuant to which Vaupell will manufacture and supply MannKind’s MedTone inhaler and the related cartridges for its Technosphere Insulin. Prior to entering into the Supply Agreement, Vaupell had supplied these products to MannKind on an interim basis.

     The Supply Agreement has an initial term of five years and is automatically extended for successive one-year periods unless either party provides 180 days advance written notice to the other party of its desire to not extend the term of the agreement. MannKind and Vaupell each have normal and customary termination rights, including termination for material breach or in the event that Vaupell becomes subject to bankruptcy or any similar event. In addition, MannKind may terminate the Supply Agreement upon 180 days advance written notice to Vaupell for any reason or upon 15 days prior written notice to Vaupell if Vaupell is acquired by or becomes an affiliate of one of MannKind’s competitors or if there is a change of control of Vaupell. MannKind shall own all products and intellectual property related to the products being supplied under the Supply Agreement. Additionally, any improvements to the products that are discovered or developed by either party during the term of the Supply Agreement will be the sole property of MannKind.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits. The following exhibit is filed herewith:

Number	Description
10.1(a)	Supply Agreement dated December 31, 2004 between MannKind Corporation and Vaupell, Inc.

(a) Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

2.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANNKIND CORPORATION
	By:	/s/ RICHARD L. ANDERSON
		Name:	Richard L. Anderson
Dated: February 23, 2005		Title:	Chief Financial Officer

3.

EXHIBIT INDEX

Number	Description
10.1(a)	Supply Agreement dated December 31, 2004 between MannKind Corporation and Vaupell, Inc.

(a) Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

4.